Exhibit 99.1
Five Point Holdings, LLC Reports First Quarter 2023 Results
First Quarter 2023 Highlights
•Great Park builder sales of 255 homes during the quarter compared to 113 in the fourth quarter of 2022.
•Valencia builder sales of 75 homes during the quarter compared to 49 in the fourth quarter of 2022.
•Consolidated revenues of $5.7 million; consolidated net loss of $9.7 million.
•Consolidated selling, general and administrative expense of $13.8 million was down 18% from first quarter 2022.
•Cash and cash equivalents of $106.6 million as of March 31, 2023.
•Debt to total capitalization ratio of 25.2% and liquidity of $231.6 million as of March 31, 2023.
Irvine, CA, April 20, 2023 (Business Wire) – Five Point Holdings, LLC (“Five Point” or the “Company”) (NYSE:FPH), an owner and developer of large mixed-use planned communities in California, today reported its first quarter 2023 results.
Dan Hedigan, Chief Executive Officer, said, “During the first quarter, we saw the housing market begin to stabilize, consistent with our expectations as we started the year. The combination of a moderation in mortgage rates from their peaks in the fourth quarter of 2022, along with home buyers adjusting to the new mortgage interest rate environment and the limited inventory in the existing home markets, is beginning to drive increased buyer activity in new home offerings at our master planned communities. The faster pace of home sales in the quarter is starting to generate greater homebuilder interest in our land. With building strength in the residential market, coupled with the continuing interest in our commercial land offerings, we remain optimistic in our planned land sales over the remainder of 2023. As always, we will continue to monitor macroeconomic factors impacting demand and will adjust our development plans accordingly.”
Consolidated Results
Liquidity and Capital Resources
As of March 31, 2023, total liquidity of $231.6 million was comprised of cash and cash equivalents totaling $106.6 million and borrowing availability of $125.0 million under our unsecured revolving credit facility. Total capital was $1.9 billion, reflecting $2.9 billion in assets and $1.0 billion in liabilities and redeemable noncontrolling interests.
Results of Operations for the Three Months Ended March 31, 2023
Revenues. Revenues of $5.7 million for the three months ended March 31, 2023 were primarily generated from management services.
Equity in earnings from unconsolidated entities. Equity in earnings from unconsolidated entities was $1.0 million for the three months ended March 31, 2023. The Great Park Venture generated net income of $2.7 million during the three months ended March 31, 2023, and our share of the net income from our 37.5% percentage interest, adjusted for basis differences, was $1.2 million. Additionally, we recognized $0.2 million in loss from our 75% interest in the Gateway Commercial Venture.
Selling, general, and administrative. Selling, general, and administrative expenses were $13.8 million for the three months ended March 31, 2023.
Net loss. Consolidated net loss for the quarter was $9.7 million. Net loss attributable to noncontrolling interests totaled $5.2 million, resulting in net loss attributable to the Company of $4.5 million. Net loss attributable to noncontrolling interests represents the portion of loss allocated to related party partners and members that hold units of the operating company and the San Francisco Venture. Holders of units of the operating company and the San Francisco Venture can redeem their interests for either, at our election, our Class A common shares on a one-for-one basis or cash. In connection with any redemption or exchange, our ownership of our operating subsidiaries will increase thereby reducing the amount of income allocated to noncontrolling interests in subsequent periods.

Conference Call Information
In conjunction with this release, Five Point will host a conference call on Thursday, April 20, 2023 at 5:00 p.m. Eastern Time. Dan Hedigan, Chief Executive Officer, and Leo Kij, Interim Chief Financial Officer, will host the call. Interested investors and other parties can listen to a live Internet audio webcast of the conference call that will be available on the Five Point website at ir.fivepoint.com. The conference call can also be accessed by dialing (877) 451-6152 (domestic) or (201) 389-0879 (international). A telephonic replay will be available starting approximately two hours after the end of the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13738239. The telephonic replay will be available until 11:59 p.m. Eastern Time on May 4, 2023.
About Five Point
Five Point, headquartered in Irvine, California, designs and develops large mixed-use planned communities in Orange County, Los Angeles County, and San Francisco County that combine residential, commercial, retail, educational, and recreational elements with public amenities, including civic areas for parks and open space. Five Point’s communities include the Great Park Neighborhoods® in Irvine, Valencia® in Los Angeles County, and Candlestick® and The San Francisco Shipyard® in the City of San Francisco. These communities are designed to include approximately 40,000 residential homes and approximately 23 million square feet of commercial space.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “would,” “result” and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. This press release may contain forward-looking statements regarding: our expectations of our future revenues, costs and financial performance; future demographics and market conditions in the areas where our communities are located; the outcome of pending litigation and its effect on our operations; the timing of our development activities; and the timing of future real estate purchases or sales. We caution you that any forward-looking statements included in this press release are based on our current views and information currently available to us. Forward-looking statements are subject to risks, trends, uncertainties and factors that are beyond our control. Some of these risks and uncertainties are described in more detail in our filings with the SEC, including our Annual Report on Form 10-K, under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. They are based on estimates and assumptions only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law.
Investor Relations:
Leo Kij, 949-349-1029
Leo.Kij@fivepoint.com
or
Media:
Eric Morgan, 949-349-1088
Eric.Morgan@fivepoint.com
Source: Five Point Holdings, LLC

FIVE POINT HOLDINGS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
REVENUES:
Land sales	$(25)	$557
Land sales—related party	624	1
Management services—related party	4,236	3,547
Operating properties	866	781
Total revenues	5,701	4,886
COSTS AND EXPENSES:
Land sales	—	—
Management services	2,366	2,684
Operating properties	1,172	1,839
Selling, general, and administrative	13,752	16,791
Restructuring	—	19,437
Total costs and expenses	17,290	40,751
OTHER INCOME (EXPENSE):
Interest income	836	21
Miscellaneous	(21)	112
Total other income	815	133
EQUITY IN EARNINGS (LOSS) FROM UNCONSOLIDATED ENTITIES	1,048	(1,032)
LOSS BEFORE INCOME TAX PROVISION	(9,726)	(36,764)
INCOME TAX PROVISION	(8)	(5)
NET LOSS	(9,734)	(36,769)
LESS NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(5,198)	(19,639)
NET LOSS ATTRIBUTABLE TO THE COMPANY	$(4,536)	$(17,130)

NET LOSS ATTRIBUTABLE TO THE COMPANY PER CLASS A SHARE
Basic	$(0.07)	$(0.25)
Diluted	$(0.07)	$(0.25)
WEIGHTED AVERAGE CLASS A SHARES OUTSTANDING
Basic	68,705,223	68,167,586
Diluted	68,706,164	70,050,872
NET LOSS ATTRIBUTABLE TO THE COMPANY PER CLASS B SHARE
Basic and diluted	$(0.00)	$(0.00)
WEIGHTED AVERAGE CLASS B SHARES OUTSTANDING
Basic and diluted	79,233,544	79,233,544

FIVE POINT HOLDINGS, LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except shares)
(Unaudited)

	March 31, 2023	December 31, 2022
ASSETS
INVENTORIES	$2,260,595	$2,239,125
INVESTMENT IN UNCONSOLIDATED ENTITIES	332,564	331,594
PROPERTIES AND EQUIPMENT, NET	29,955	30,243
INTANGIBLE ASSET, NET—RELATED PARTY	39,610	40,257
CASH AND CASH EQUIVALENTS	106,577	131,771
RESTRICTED CASH AND CERTIFICATES OF DEPOSIT	992	992
RELATED PARTY ASSETS	97,114	97,126
OTHER ASSETS	11,075	14,676
TOTAL	$2,878,482	$2,885,784

LIABILITIES AND CAPITAL
LIABILITIES:
Notes payable, net	$621,035	$620,651
Accounts payable and other liabilities	100,304	94,426
Related party liabilities	90,628	93,086
Deferred income tax liability, net	11,506	11,506
Payable pursuant to tax receivable agreement	173,208	173,068
Total liabilities	996,681	992,737

REDEEMABLE NONCONTROLLING INTEREST	25,000	25,000
CAPITAL:
Class A common shares; No par value; Issued and outstanding: March 31, 2023—69,199,938 shares; December 31, 2022—69,068,354 shares
Class B common shares; No par value; Issued and outstanding: March 31, 2023—79,233,544 shares; December 31, 2022—79,233,544 shares
Contributed capital	588,704	587,733
Retained earnings	28,850	33,386
Accumulated other comprehensive loss	(2,964)	(2,988)
Total members’ capital	614,590	618,131
Noncontrolling interests	1,242,211	1,249,916
Total capital	1,856,801	1,868,047
TOTAL	$2,878,482	$2,885,784

FIVE POINT HOLDINGS, LLC
SUPPLEMENTAL DATA
(In thousands)
(Unaudited)

Liquidity

March 31, 2023
Cash and cash equivalents	$106,577
Borrowing capacity(1)	125,000
Total liquidity	$231,577
(1) As of March 31, 2023, no borrowings or letters of credit were outstanding on the Company’s $125.0 million revolving credit facility.

Debt to Total Capitalization and Net Debt to Total Capitalization

March 31, 2023
Debt(1)	$625,000
Total capital	1,856,801
Total capitalization	$2,481,801
Debt to total capitalization	25.2%

Debt(1)	$625,000
Less: Cash and cash equivalents	106,577
Net debt	518,423
Total capital	1,856,801
Total net capitalization	$2,375,224
Net debt to total capitalization(2)	21.8%
(1) For purposes of this calculation, debt is the amount due on the Company’s notes payable before offsetting for capitalized deferred financing costs.
(2) Net debt to total capitalization is a non-GAAP financial measure defined as net debt (debt less cash and cash equivalents) divided by total net capitalization (net debt plus total capital). The Company believes the ratio of net debt to total capitalization is a relevant and a useful financial measure to investors in understanding the leverage employed in the Company’s operations. However, because net debt to total capitalization is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.

Segment Results
The following table reconciles the results of operations of our segments to our consolidated results for the three months ended March 31, 2023 (in thousands):

	Three Months Ended March 31, 2023
	Valencia	San Francisco	Great Park	Commercial	Total reportable segments	Corporate and unallocated	Total under management	Removal of unconsolidated entities(1)	Total consolidated
REVENUES:
Land sales	$(25)	$—	$3,133	$—	$3,108	$—	$3,108	$(3,133)	$(25)
Land sales—related party	624	—	5,467	—	6,091	—	6,091	(5,467)	624
Management services—related party(2)	—	—	4,129	107	4,236	—	4,236	—	4,236
Operating properties	704	162	—	2,154	3,020	—	3,020	(2,154)	866
Total revenues	1,303	162	12,729	2,261	16,455	—	16,455	(10,754)	5,701
COSTS AND EXPENSES:
Land sales	—	—	—	—	—	—	—	—	—
Management services(2)	—	—	2,366	—	2,366	—	2,366	—	2,366
Operating properties	1,172	—	—	784	1,956	—	1,956	(784)	1,172
Selling, general, and administrative	2,647	1,193	3,328	1,120	8,288	9,912	18,200	(4,448)	13,752
Management fees—related party	—	—	4,460	—	4,460	—	4,460	(4,460)	—
Total costs and expenses	3,819	1,193	10,154	1,904	17,070	9,912	26,982	(9,692)	17,290
OTHER (EXPENSE) INCOME:
Interest income	—	1	1,301	—	1,302	835	2,137	(1,301)	836
Interest expense	—	—	—	(533)	(533)	—	(533)	533	—
Miscellaneous	(21)	—	—	—	(21)	—	(21)	—	(21)
Total other (expense) income	(21)	1	1,301	(533)	748	835	1,583	(768)	815
EQUITY IN EARNINGS FROM UNCONSOLIDATED ENTITIES	98	—	630	—	728	—	728	320	1,048
SEGMENT (LOSS) PROFIT/LOSS BEFORE INCOME TAX PROVISION	(2,439)	(1,030)	4,506	(176)	861	(9,077)	(8,216)	(1,510)	(9,726)
INCOME TAX PROVISION	—	—	—	—	—	(8)	(8)	—	(8)
SEGMENT (LOSS) PROFIT/NET LOSS	$(2,439)	$(1,030)	$4,506	$(176)	$861	$(9,085)	$(8,224)	$(1,510)	$(9,734)
(1) Represents the removal of the Great Park Venture and Gateway Commercial Venture operating results, which are included in the Great Park segment and Commercial segment operating results at 100% of each venture’s historical basis, respectively, but are not included in our consolidated results as we account for our investment in each venture using the equity method of accounting.
(2) For the Great Park and Commercial segments, represents the revenues and expenses attributable to the management company for providing services to the Great Park Venture and the Gateway Commercial Venture, as applicable.

The table below reconciles the Great Park segment results to the equity in earnings from our investment in the Great Park Venture that is reflected in the condensed consolidated statements of operations for the three months ended March 31, 2023 (in thousands):

Segment profit from operations	$4,506
Less net income of management company attributed to the Great Park segment	1,763
Net income of the Great Park Venture	2,743
The Company’s share of net income of the Great Park Venture	1,029
Basis difference accretion	133
Equity in earnings from the Great Park Venture	$1,162

The table below reconciles the Commercial segment results to the equity in loss from our investment in the Gateway Commercial Venture that is reflected in the condensed consolidated statements of operations for the three months ended March 31, 2023 (in thousands):

Segment loss from operations	$(176)
Less net income of management company attributed to the Commercial segment	107
Net loss of the Gateway Commercial Venture	(283)
Equity in loss from the Gateway Commercial Venture	$(212)